Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference included in the Registration Statement (Form S-8 No. 333-[  •  ]) pertaining to the registration of 1,787,204 shares of common stock under the United Industrial Corporation 2006 Long Term Incentive Plan of our report dated March 10, 2004 (except for Note 21, as to which the date is September 15, 2004), with respect to the consolidated statements of income and cash flows and related schedule of United Industrial Corporation for the year ended December 31, 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Philadelphia, Pennsylvania
July 10, 2006